Exhibit 10.5


   LETTER OF INTENT FOR PURCHASE OF THE ASSETS OF THE BLUE
 CONCEPTS DIVISION OF AZTECA PRODUCTIONS INTERNATIONAL, INC.

              STRICTLY PRIVATE AND CONFIDENTIAL

Innovo Group Inc.
5900 S. Eastern Ave., Suite 104
Commerce, California 90040
(323) 725-5516

Hubert Guez
CEO
Azteca Production International, Inc.
5804 E. Slauson Ave.
Commerce, CA 90040

June 10, 2003

Dear Mr.Guez:

Innovo Group, Inc., a Delaware corporation, ("Innovo") is pleased to submit this letter of intent ("Letter of Intent") regarding the acquisition of 100% of the assets of the Blue Concepts Division ("Blue Concepts") of Azteca Productions International, Inc. ("Azteca") by our wholly-owned subsidiary Innovo Azteca Apparel, Inc. ("IAA"). The acquisition of the assets of Blue Concepts by IAA from Azteca shall hereafter be known as the "Transaction" and the date of the consummation of the Transaction shall be the "Close" or the "Closing". IAA will pay a total consideration of $21.8 million (the "Purchase Price") composed of a note/convertible note as discussed below, subject to the terms and conditions of this Letter of Intent. The Transaction, including terms and conditions, is described in greater detail below.

The parties to this Letter of Intent shall endeavor in good faith to finalize and execute a definitive asset purchase agreement (the "Definitive Purchase Agreement") and certain other ancillary agreements defining the Transaction which shall include the terms below and such other provisions as may be mutually agreed upon.

A.   Definitive Asset Purchase Agreement

1.   General Terms

          (a) The Purchased Assets: The Transaction shall include the purchase of all of the assets of Blue
          Concepts including but not limited to:

          All right, title and exclusive interest to all patents, trademarks, trade names, technical processes, know-how or other intellectual property associated with the business of Blue Concepts, whether registered or not;

          All tangible and intangible property related to the business of Blue Concepts including customer lists, records, goodwill, account base and other intangible assets;

          All contracts for purchases from suppliers or deliveries, to customers of Blue Concepts; and

          Any other assets of any nature whatsoever that are related to or used in connection with the business of Blue Concepts and its goodwill (collectively, the "Purchased Assets").

     (b) Purchase Price: The total consideration for the Purchased Assets shall be $21.8 million dollars ("Purchase
Price") payable to Azteca as follows:


    (i)  Purchase Note:  IAA shall execute a promissory note
       equal to the Purchase
       Price in favor of Azteca (the "Note"). The Note shall be a 7 year note with interest only being paid for the first 24 month period and shall then be fully amoritorizing over the remaining 5-year period. The Note shall bear interest at the rate of 6% per annum. The principal amount of the Note may be offset by Azteca against the exercise price of previously issued and outstanding Innovo warrants held by Azteca or its affiliates, provided that any such offset shall be duly authorized and evidenced by board resolutions of Azteca and/or the affiliate, as the case may be, and shall be in accordance with applicable law and generally accepted accounting principles.

    (ii) Purchase Note Conversion: As soon as reasonably possible, Innovo shall hold a shareholder meeting to vote on the approval of the conversion of $12,500,000 of the principal balance of the Note into 3,125,000 shares of Innovo Common Stock ("Converted Shares"). In the event shareholder approval is not obtained, the Note shall remain in place with the same existing terms and balances.

       (iii) Locked Up Shares: In the event the Converted Shares are issued as contemplated herein, the
       Converted Shares shall be non transferable and "locked up" for the 24 month period following the issuance of the Converted Shares. ("Locked Up Shares"). Azteca shall have the right to substitute other shares of Innovo common stock now owned by Azteca, or acquired by Azteca pursuant to warrant agreements to satisfy its obligation to hold the requisite number of Locked Up Shares during the lock up period. In the event that the thirty day average trading price of the Company's common stock immediately preceding the expiration of the 24 month lock up period ("Lockup Date Average") is below $4, the Company shall issue to Azteca additional shares of common stock ("Shortage Shares") equal to the difference of 12,500,000 divided by the Lockup Date Average minus 3,125,000. The Lockup Date Average to be used in the aforementioned formula shall not be less than at $3. This provision will be subject to shareholder approval by the Company's shareholders.

    (iv) Fairness Opinion:   Prior to the Special Committee of
       the Board of Directors recommending to the Board of Directors to approve the Definitive Purchase Agreement, a fairness opinion shall be obtained by Innovo.


2.   Representations and Warranties.

     The Definitive Purchase Agreement shall contain representations and warranties typical in a transaction of this size and nature. The Definitive Purchase Agreement shall provide for customary remedies to IAA for any cost incurred by IAA within three years of the Closing as a result of a breach by Azteca/Blue Concepts of a representation and warranty. Additionally, Azteca shall represent that the financial income statements attached hereto as Exhibit 1 fairly represents the financial results for the 2002 fiscal year end and first quarter of 2003 of Blue Concepts, including historical expenses.

3.   Loss of Account

     In the event, during the 12 month period following the Closing, American Eagle Outfitters, Inc. ("AEO") is no longer a customer of IAA any Locked Up Shares shall be returned to the Company and any amount remaining on the balance of the Note shall be shall be forgiven.

4.   Sales Guarantee

     In the event IAA's gross revenues from AEO does not reach $65 million during either of the two 12 month periods following the Closing, the principal balance of the Note shall be reduced by an amount equal to $65 million minus the actual gross sales to AEO during the 12 month period multiplied by 50%. If this provision is implemented during the first twelve month period and the net revenues from AEO in the subsequent twelve months decreases compared to the prior 12 month period, the then existing principal balance of the Note shall be reduced by an amount equal to the first 12 months net revenues from AEO minus the net revenues in the second 12 month period multiplied by 50%.

     In the event a portion of the Note is exchanged for Converted Shares and the proceeding formula results in a reduction of the principal balance of the Note greater than the principal balance of the Note then outstanding, Locked Up shares shall be returned to Innovo, with the Locked Up Shares being valued at $4 per share, in an amount sufficient to equal the amount of the requisite reduction. In the event the gross revenues of IAA to AEO decrease to $35 million or less in any of the two 12 month periods following the Closing Date, IAA shall have the right to sell the Purchased Assets back to Azteca, and Azteca shall have the right to buy back the Purchased Assets for the remaining balance of the Note and any and all Locked Up Shares shall be returned to the Company.

     Notwithstanding anything in the two proceeding paragraphs, in the event the net revenues decrease during the 24 month period following the Closing, the principal balance of the Note and the value of the Converted Shares shall not be reduced below $5 million, unless AEO is no longer a customer of IAA as addressed in section 3 above or if the Purchased Assets are sold back to Azteca as contemplated in the proceeding paragraph.

5.   No Assumption of Liability

     IAA shall not assume any liabilities of Azteca or its Blue Concepts division as a result of the Transaction.

6.   Conditions Precedent to the Closing

     The Definitive Purchase Agreement shall provide for the following conditions precedent to closing:

     (a) Governmental Approvals: All required governmental approvals necessary for the Closing shall have been attained.

(b) Material Adverse Change: There shall have been no material adverse change in the business, assets, operations, or prospects of Blue Concepts prior to the Close, relative to the state of Blue Concepts as of the date of this Letter of Intent, and Blue Concepts shall notify Innovo of any material changes.

(c) Due Diligence: Innovo shall have concluded its due diligence and found the results acceptable.

(d) Documentation: Innovo shall consider acceptable the documentation necessary for Closing the Transaction.

     (e) Approval Process: Successful completion of Innovo's internal approval process (including receipt of Fairness Opinion).


B.   Supply Agreement

      IAA and Azteca shall enter into a non-exclusive supply agreement for products to be sold by IAA to Blue Concept's former customers. The purchase price for the goods purchased from Azteca or its affiliates pursuant to the supply agreement shall be at a price which will allow IAA to have an initial margin per unit of not less than 15% on the goods sold to IAA's new and Blue Concept's former customers.


C.   Earn out Provision

     So long as IAA is selling apparel products to AEO, IAA shall, on a quarterly basis, pay to Sweets Sportswear, LLC an amount equal to 2.5% of the gross revenues of these products.

D.   Covenants Not to Compete and Non-Solicitation

1.   Covenant Not to Compete.

     For a period of 48 months beginning as of the Closing, Azteca, its principals, shareholders, partners and affiliates shall not, directly or indirectly engage (whether as owner, operator, shareholder, manager, consultant, employee,) in any business with AEO, its subsidiaries or its affiliates, unless the person is an employee of IAA.

2.   Non-Solicitation.

     With the exception of those employees who are not hired by IAA, if any, to manage and operate IAA's business, for a period of 24 months beginning on the Closing, Azteca, its principals, shareholders, partners and affiliates shall not, directly or indirectly, solicit for employment or hire, either as an employee or as a consultant, any employee or independent contractor of IAA who was an employee or independent contractor of Blue Concepts as of the signing of this Letter of Intent.

E.   Voting Agreement

     The parties contemplate that the current board members of Innovo shall enter into a Voting Agreement or similar agreement to vote all shares of Innovo Common Stock that they control directly or indirectly in favor of a portion of the Note being converted into shares of Innovo Common Stock.


F.   Counterparts

     This letter may be executed in one or more counterparts which when taken together shall constitute but a single instrument.

G.   Arbitration

        All claims demands, disputes, controversies, differences, or misunderstandings between the parties relating to this Letter of Intent shall be settled by arbitration, in accordance with the rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator or arbitrators may be entered and enforced in any court having jurisdiction. The arbitration shall take place in California.

H.   Governing Law

       This   Letter  of  Intent  shall  be  construed   and
interpreted in accordance with and governed by the substantive laws of the State of California, excluding any choice-of-law principle that may require application of the laws of another jurisdiction.

I.   Public Disclosure

      None of Blue Concepts, Azteca, Innovo, IAA or any of its affiliates will make any disclosure of the existence of this Letter of Intent or any terms of this Letter of Intent without the consent of the other party, unless required by law.

J.   Legal Effect

      This Letter of Intent is intended to be a statement of the mutual interest of the parties with respect to a possible Transaction and is subject to execution and delivery of a mutually satisfactory Definitive Purchase Agreement and Definitive Supply Agreement. Nothing herein shall constitute a binding commitment of either party. The parties will become legally obligated with respect to the Transaction only in accordance with the terms contained in the Definitive Purchase Agreement and Definitive Supply Agreement relating thereto if, as and when each of such documents has been executed and delivered by the parties.


     If the foregoing meets your approval, please indicate your acceptance of the terms set forth in this Letter of Intent by signing in the space provided below and on the enclosed copy and by returning the copy to us for our records.



                         Sincerely,


                         INNOVO GROUP INC.



                         By:  /s/ Jay Furrow
                                 Jay Furrow, CEO



Agreed to and accepted this 10th day of
June, 2003.


AZTECA PRODUCTION INTERNATIONAL, INC.


By:  /s/ Hubert Guez
        Hubert Guez, CEO

Agreed to and accepted this 10th day of
June, 2003.


AZTECA PRODUCTION INTERNATIONAL, INC.


By:  /s/ Paul Guez
        Paul Guez, President